José F. Rodríguez-Perelló
Box 8848
San Juan, P.R. 00910

5 de Marzo, 2013

Sr. Roberto R. Herencia
Presidente, Junta de Directores
First Bank Corp.
San Juan, P.R.

Estimado Roberto:

Lamento mucho tener que dirigir este tipo de carta a tu atención, pero es lo que corresponde por tu ostentar la posición que ocupas. La referencia a un incidente desagradable que sigue siendo extremadamente desagradable. Los particulares del referido vergonzoso incidente es de tu pleno conocimiento. En mi opinión, fue un acto reprochable de conducta impropia de parte de un director, lo que sucedió el pasado 5 de Octubre durante la Agenda formal de trabajo del Comité de Auditoría. Lo sucedido constituyó una grave violación cometida por un director, abogado residente local, a nuestro propio Código de Conducta Ética ( CODE OF ETHICAL CONDUCT ), particularmente en cuanto se refiere a decencia personal y respeto humano. Este director abogado fue osado e irrespetuoso al traer fuera de Agenda, un tema personal de mi familia que en nada estaba ( o está ) relacionado con el banco. Y, para añadir insulto a la injuria, lo hizo intencionalmente, con cinismo y menosprecia a la VIDA de un SER QUERIDO.

El siguiente es un Principio Sagrado e Inviolable al que nos sometemos todos los seres humanos que gozamos de dignidad y decencia. La familia de cualquier persona, en este caso mi familia, es como un menor indefenso ante el ataque injustificado de un tercero que la injurie. El Código más Básico de Decencia y Buen Comportamiento dicta este principio. Máxime, cuando mi familia no está vinculada directa, indirectamente o remotamente con ninguna actividad del banco. No tiene relación alguna como suplidor, proveedor o cliente. A distinción de otros casos de directores, en mi caso no hay ( ni puede haber ) una pizca apariencia de conflicto con familiares, amigos o allegados. Por eso es que la indecorosa actuación del director abogado, de forma flagrante, intencional y con menosprecio, es una grave violación a nuestro propio Código de Etica ( Copias Adjuntas ). El abogado director “ violó la frontera ”, trascendió la línea de la decencia y de respeto a la dignidad humana.

La Junta ha decidido permitir que esta severa violación continúe sin reparo alguno y tampoco ha habido ninguna expresión de rectificación. Según tu sabes, desde el bochornoso suceso, yo me he visto moralmente impedido de participar en las funciones que me atañen como director de FBP ( el pasado 7 de FEBRERO yo fui removido por la Junta, que tu presides, como miembro de todos los Comités a los que pertenecía ), en espera de una Resolución correctiva de parte de la Junta. Ante la ausencia de ustedes de hacer lo correcto, y ya HOY transcurridos 5 meses, con esta carta presento mi renuncia como director de la Corporación.

Atentamente,

José F. Rodríguez Perelló Cc:Sara Alvarez Familiares
Nota: “RELEVANT PARTS OF CODE OF ETHICAL CONDUCT”:
I am an Ethical and Honest Person. I know our Code – Exceptions and SPECIAL WAIVERS. I respect everyone around me—Fair Treatment, equal opportunity and RESPECT FOR HUMAN BEINGS.
The Code applies to EVERYONE at FIRSTBANK. I RESPECT EVERYONE AROUND ME—Fair Treatment, Equal Opportunity and RESPECT TOWARD HUMAN BEINGS.

Relationships Among Coworkers-Respect and Dignity are ESSENTIAL for Human Relationships.

We CANNOT USE Our Authority inappropiately when dealing with OTHER COWORKERS. THEREFORE, ANY ACTIVITY that PROMOTES a HOSTILE WORK ENVIRONMENT IS PROHIBITED.

COMPOSITION OF THE BOARD AND QUALIFICATIONS OF DIRECTORS:

3.	ALL DIRECTORS SHOULD BE PERSONS OF THE HIGHEST INTEGRITY, WHO ABIDE BY EXEMPLARY STANDARDS OF BUSINESS AND PROFESSIONAL CONDUCT.

4.	EACH DIRECTOR IS EXPECTED TO ADHERE TO THE POLICIES in the Corporation’s CODE OF BUSINESS CONDUCT AND TO THE CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS.

ANY WAIVER TO THE REQUIREMENTS OF THE CODE OF BUSINESS CONDUCT AND THE CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS FOR ANY DIRECTOR MUST BE

APPROVED BY THE BOARD AND PROMPTLY DISCLOSED ON THE CORPORATION’S WEBSITE.